CONSULTING AGREEMENT ADDENDUM

This Addendum, entered into on the 16th day of September 2002, supplements the Agreement entered into on the 20th day of July 2002, by and between Path 1 Network Technologies Inc., a Delaware corporation (Company) and Robert Clasen (Consultant).

1. Section 3, Consulting Fees, shall be amended to indicate that Consultant shall provide at least 11 days of services a month, representing what would commonly be referred to as "1/2 time". Consultant will be paid a fixed sum of Nine Thousand Dollars ($9,000) a month and will receive $9,000 in face value in stock options in Path 1 stock, priced at the end of each month at the time that Consultant's salary is paid. Please refer to the formula stated in the Agreement -
         Section 3.

2. Section 4, Additional Payments, shall be amended to indicate that expenses relating to the performance of Consultant's duties shall be tied to the marketing budget and that Consultant shall confer with David Carnevale, VP of Marketing and Sales, with regard to travel issues.

3. Section 1, Consultancy, shall be amended so that the agreement shall be on a month-to-month basis for the period of the remainder of 2002.

4.       Consultant shall have the title of "Chief Strategy Officer" and will be
         responsible  for   identifying   business   development   opportunities
         primarily in the cable industry and affiliated industries.

Agreed to on the date first stated above.

Path 1 Network Technologies Inc.                   Consultant: Robert Clasen


By:
/s/ Frederick A. Cary                                 /s/ Robert B. Clasen
--------------------------                           ----------------------
Frederick A. Cary, CEO                                Robert B. Clasen
                                                      Clasen Associates
                                                      Tax ID: 33-0555584